UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2012

AMERICAN RAILCAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri 63301

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

2012 Management Incentive Plan

On February 17, 2012, American Railcar Industries, Inc.’s (“ARI” or the “Company”) compensation committee of the board of directors (the “Committee”) approved the Company’s Management Incentive Plan for 2012 (the “Incentive Plan”). The purpose of the Incentive Plan is to provide a variable component to the total compensation package for management and executive level employees. Each of the Company’s named executive officers is eligible to participate in the Incentive Plan. Compensation that may be earned under the Incentive Plan will be based on a combination of factors, including a corporate financial performance target determined by the Committee, an employee’s base salary, and performance evaluations. The Committee retains sole discretion over all matters relating to the Incentive Plan, including, without limitation, the decision to pay any financial awards, the amount of financial awards, if any, the ability to increase or decrease any financial awards, and to make changes to any performance measures or targets, and discretion over the payment of partial financial awards in the event of employment termination. Unless otherwise approved by the Committee, no bonuses will be paid to any named executive officer who ceases to be employed by the Company prior to the payment date.

The foregoing description of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incentive Plan. A copy of the Incentive Plan is filed herewith as Exhibit 10.66 and is incorporated in its entirety herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

Exhibit 10.66	2012 Management Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2012	American Railcar Industries, Inc.

	By:	/s/ Dale C. Davies
	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.66	2012 Management Incentive Plan